                                                                    EXHIBIT 99.1

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------

To the Board of Directors and
Shareholder of Shell Anacortes Refining Company

In our opinion, the accompanying balance sheet and the related statements of income and shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Shell Anacortes Refining Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997 and for the period from inception (January 4, 1996) through December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Price Waterhouse LLP

Houston, Texas
May 29, 1998

                        SHELL ANACORTES REFINING COMPANY

                              STATEMENT OF INCOME
                             (THOUSANDS OF DOLLARS)


                                              FOR THE PERIOD
                                              FROM INCEPTION       FOR THE        THREE MONTHS ENDED
                                             (JANUARY 4, 1996)    YEAR ENDED          MARCH 31,
                                                  THROUGH        DECEMBER 31,    --------------------
                                             DECEMBER 31, 1996       1997          1997        1998
                                             -----------------   ------------    --------    --------
                                                                                     (UNAUDITED)
REVENUES:
  Sales
     Third Parties.........................      $296,168         $  544,295     $130,553    $127,513
     Related Parties.......................       525,120            545,623      160,662      73,918
  Interest and other income................           732                 52          120          30
                                                 --------         ----------     --------    --------
  Total Revenues...........................       822,020          1,089,970      291,335     201,461
                                                 --------         ----------     --------    --------
COSTS AND EXPENSES:
  Purchases of raw materials
     Third Parties.........................       542,949            888,057      260,887     161,142
     Related Parties.......................       153,848             61,557       11,442      19,475
  Other operating expenses.................        58,352             68,750        3,000      11,025
  Depreciation and amortization............         8,607             12,715        3,101       3,703
  Operating taxes..........................        11,458             18,584        5,043       3,752
  Selling, general and administrative......         7,547             14,277        3,042       2,512
  Research and development.................         1,083              1,137          357         291
  Interest expense on advances.............             9                252           37          10
                                                 --------         ----------     --------    --------
                                                  783,853          1,065,329      286,909     201,910
                                                 --------         ----------     --------    --------
  Income (loss) before income taxes........        38,167             24,641        4,426        (449)
  Income tax...............................        13,444              8,902        1,636         (80)
                                                 --------         ----------     --------    --------
  Net income (loss)........................      $ 24,723         $   15,739     $  2,790    $   (369)
                                                 ========         ==========     ========    ========


         The accompanying notes are an integral part of this statement.

                        SHELL ANACORTES REFINING COMPANY

                                 BALANCE SHEET
                             (THOUSANDS OF DOLLARS)




                                                             AS OF          AS OF          AS OF
                                                          DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                                              1996           1997           1998
                                                          ------------   ------------   ------------
                                                                                        (UNAUDITED)
                                               ASSETS

Current Assets:
  Cash and cash equivalents.............................    $     25       $     25       $     25
  Advances to Shell Oil Company.........................          --          6,470             --
  Owing by related parties..............................      45,991         17,512         11,313
  Other receivables.....................................       1,486            363          1,287
  Inventories of product and crude......................       4,987         25,321         37,398
  Inventories of materials and supplies.................       3,676          3,774          3,907
  Other current assets..................................       1,777          1,789          4,349
                                                            --------       --------       --------
          Total Current Assets..........................      57,942         55,254         58,279
  Property, Plant and Equipment at cost, less
     accumulated depreciation and amortization..........     188,876        184,424        184,641
  Other Noncurrent Assets...............................       7,524          8,093          8,774
                                                            --------       --------       --------
          TOTAL ASSETS..................................    $254,342       $247,771       $251,694
                                                            ========       ========       ========

                                LIABILITIES AND SHAREHOLDER'S EQUITY

Current Liabilities:
  Accounts payable......................................    $  5,601       $  5,030       $  6,266
  Advances from Shell Oil Company.......................       5,656             --             --
  Income, operating, and consumer taxes.................       4,557          1,290            952
  Owing to related parties..............................         637            380          3,553
  Other current liabilities.............................       3,855          3,753          3,881
                                                            --------       --------       --------
          Total Current Liabilities.....................      20,306         10,453         14,652
  Long-Term Liabilities.................................      13,240         14,149         14,412
  Deferred Income Taxes.................................      24,059         25,693         25,523
                                                            --------       --------       --------
          Total Liabilities.............................      57,605         50,295         54,587
                                                            --------       --------       --------
Shareholder's Equity:
  Common Stock:
     3,000 shares authorized, issued and outstanding at
       $1.00 par value..................................           3              3              3
     Additional Paid in Capital.........................     181,011        181,011        181,011
     Retained Earnings..................................      15,723         16,462         16,093
                                                            --------       --------       --------
          Total Shareholder's Equity....................     196,737        197,476        197,107
                                                            --------       --------       --------
          TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY....    $254,342       $247,771       $251,694
                                                            ========       ========       ========


         The accompanying notes are an integral part of this statement.

                        SHELL ANACORTES REFINING COMPANY


                       STATEMENT OF SHAREHOLDER'S EQUITY
                             (THOUSANDS OF DOLLARS)


                                                               ADDITIONAL
                                                      COMMON    PAID-IN     RETAINED
                                                      STOCK     CAPITAL     EARNINGS    TOTAL
                                                      ------   ----------   --------   --------
Initial Capital Contribution........................   $--      $      1    $     --   $      1
Contribution of Anacortes refinery net assets.......     3       181,010          --    181,013
Net income..........................................    --            --      24,723     24,723
Dividends...........................................    --            --      (9,000)    (9,000)
                                                       ---      --------    --------   --------
Balance at December 31, 1996........................     3       181,011      15,723    196,737
Net income..........................................    --            --      15,739     15,739
Dividends...........................................    --            --     (15,000)   (15,000)
                                                       ---      --------    --------   --------
Balance at December 31, 1997........................     3       181,011      16,462    197,476
Net income (loss) (unaudited).......................    --            --        (369)      (369)
                                                       ---      --------    --------   --------
Balance at March 31, 1998 (unaudited)...............   $ 3      $181,011    $ 16,093   $197,107
                                                       ===      ========    ========   ========


         The accompanying notes are an integral part of this statement.

                        SHELL ANACORTES REFINING COMPANY

                            STATEMENT OF CASH FLOWS
                             (THOUSANDS OF DOLLARS)


                                                    FROM INCEPTION                          THREE MONTHS ENDED
                                                   (JANUARY 4, 1996)        FOR THE             MARCH 31,
                                                        THROUGH           YEAR ENDED       --------------------
                                                   DECEMBER 31, 1996   DECEMBER 31, 1997     1997        1998
                                                   -----------------   -----------------   --------    --------
                                                                                               (UNAUDITED)
Cash Flow Provided by Operating Activities:
  Net income (loss)..............................      $ 24,723            $ 15,739        $  2,790    $   (369)
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization..............         8,607              12,715           3,101       3,703
      Deferred income taxes......................         2,620               1,634           1,019        (170)
      (Increases) decreases in working capital:
         Owing by related parties................       (33,525)             28,479          45,990       6,199
         Other receivables.......................        (1,419)              1,123         (22,169)       (924)
         Inventories of product and crude........         1,013             (20,334)        (19,170)    (12,077)
         Inventories of materials and supplies...         1,252                 (98)            (48)       (133)
         Other current assets....................          (447)                (12)             88      (2,560)
         Accounts payable........................         2,240                (571)         (1,896)      1,236
         Income, operating and consumer taxes....         3,642              (3,267)          1,462        (338)
         Owing to related parties................        (1,750)               (257)          6,572       3,173
         Other current liabilities...............           122                (102)           (594)        128
      Other noncurrent items.....................         1,450                 340             141        (418)
                                                       --------            --------        --------    --------
  Net Cash Provided by Operating Activities......         8,528              35,389          17,286      (2,550)
                                                       --------            --------        --------    --------
Cash Flow Used for Investing Activities:
  Capital expenditures...........................        (4,892)             (8,157)         (2,625)     (3,456)
  Proceeds from property sales and salvage, net
    of removal costs.............................          (293)               (106)             20        (464)
  Advances to Shell Oil Company..................            --              (6,470)         (5,275)      6,470
                                                       --------            --------        --------    --------
  Net Cash Used for Investing Activities.........        (5,185)            (14,733)         (7,880)      2,550
                                                       --------            --------        --------    --------
Cash Flow Used for Financing Activities:
  Proceeds from issuance of common stock.........             1                  --              --          --
  Dividends to shareholder.......................        (9,000)            (15,000)         (3,750)         --
  Advances from Shell Oil Company................         5,656              (5,656)         (5,656)         --
                                                       --------            --------        --------    --------
  Net Cash Used for Financing Activities.........        (3,343)            (20,656)         (9,406)         --
                                                       --------            --------        --------    --------
Net increase in cash and cash equivalents........      $     --            $     --        $     --    $     --
                                                       ========            ========        ========    ========
Cash and cash equivalents
  Balance at Beginning of period.................      $     25            $     25        $     25    $     25
      Increase in cash and cash equivalents......            --                  --              --          --
                                                       --------            --------        --------    --------
  Balance at End of period.......................      $     25            $     25        $     25    $     25
                                                       ========            ========        ========    ========

Interest Paid....................................      $      9            $    252        $     37    $      9
                                                       ========            ========        ========    ========
Income taxes paid................................      $ 28,355            $  7,700        $     --    $  1,000
                                                       ========            ========        ========    ========



         The accompanying notes are an integral part of this statement.

                        SHELL ANACORTES REFINING COMPANY

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION

     Shell Anacortes Refining Company ("the Company") was incorporated in the state of Delaware on January 4, 1996. The total number of authorized shares for the Company is 3,000 shares of common stock with a par value of $1 per share. On April 1, 1996, Shell Oil Products Company ("SOPC"), a subsidiary of Shell Oil Company ("Shell"), acquired 100 shares of common stock of the Company for $1,000. On April 30, 1996, through a series of transactions amongst Shell subsidiaries, the 100 shares of the Company's stock, which were previously owned by SOPC, were transferred to Shell Refining Holdings Company ("SRHC") in exchange for their stock.

     On May 1, 1996, a series of transactions were executed amongst Shell and certain subsidiaries of Shell which culminated in SRHC contributing the assets and property described in the Subscription Agreement as Anacortes Refinery Assets, comprised of property, plant and equipment, crude and product inventory, store stock, catalysts and deferred taxes on property, plant and equipment, to the Company in exchange for 2,900 shares of the Company's stock. Prior to May 1, 1996, the Anacortes Refinery Assets were owned by Shell. Therefore, refinery operations for the Company effectively began on May 1, 1996 upon contribution of the assets to the Company. The Company recorded the contributed assets at the predecessor's book value of approximately $181,013 thousand as the assets were contributed and ultimately held by entities under control.

     On May 1, 1996, simultaneously with the contribution of the Anacortes Refinery Assets, the Company assumed certain Shell net liabilities, as follows, in exchange for an equal amount of cash to settle these net liabilities (in thousands):

Net Working Capital Deficits................................   $ 7,066
Deferred Tax Assets.........................................      (497)
Prepaid Qualified Pension Plan..............................    (7,000)
Unqualified Pension Plan Liabilities........................       500
Other Postretirement Employee Benefits Liabilities..........    11,900
Deferred Tax on Postretirement Liabilities..................    (1,890)
                                                               -------
Cash Received...............................................   $10,079
                                                               =======

     The cash payment was accounted for as a component of the Revolver (See Note
3).

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Uses of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash Equivalents -- Cash equivalents consist of all highly liquid investments that are readily convertible to cash and have a maturity of three months or less at date of acquisition.

     Inventories -- Inventories of crude oil and products are valued at the lower of cost, predominantly on a last-in, first-out (LIFO) basis, or market, and include certain costs directly related to the production process. Materials and supplies are carried at average cost or less.

     Depreciation and Amortization -- Properties, plant and equipment are depreciated on a straight-line basis over their estimated useful lives which range between four and twenty years. Gains and losses are not recognized for normal retirements of properties, plant and equipment subject to composite group amortization or depreciation. Gains or losses from abnormal retirements or sales are recognized currently in income. Expenditures for maintenance and repairs are expensed as incurred.

                        SHELL ANACORTES REFINING COMPANY

     Income Taxes -- The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS No. 109 prescribes an asset and liability approach in accounting for income taxes. It requires that deferred tax assets and liabilities be determined using enacted tax laws for the estimated future tax effects attributable to temporary differences and carryforwards; the effects of future tax laws or rates are not anticipated. Under this method, future financial results will be impacted by the effect of future changes in income tax rates on cumulative deferred income tax balances.

     Fair Value of Financial Instruments -- The reported amounts of financial instruments such as cash equivalents, advances to Shell Oil Company and owing by related parties, approximate fair value because of their short maturities.

     Concentration of risk -- All of the Company's trade receivables are from Shell. Although collection of these receivables could be influenced by economic factors affecting the petroleum industry, the risk of significant loss is considered remote.

     Impairment of Long-Lived Assets -- Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of affected assets may not be recoverable. Long-lived assets were tested for impairment by comparing carrying amounts with estimated future cash flows expected from use of the assets and from their disposition. Estimates of future cash flows were developed utilizing internal estimates of future costs, product prices, capital costs and salvage values. At December 31, 1996 and December 31, 1997, no impairment write-down of reported balances was necessary.

     Interim Financial Data -- The interim financial data for the three months ended March 31, 1998 and March 31, 1997 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period.

NOTE 3 -- TRANSACTIONS WITH RELATED PARTIES

     The Company has entered into transactions with related parties including Shell and certain of its subsidiaries. Such transactions were in the ordinary course of business and include the purchase, sale and transportation of crude oil and refined products, as well as charges for certain general, administrative and other functions performed by Shell and its affiliates for the Company. The aggregate amounts of related party transactions during 1997 and 1996 were (in thousands):

                                                                        FOR THE PERIOD
                                                                        FROM INCEPTION
                                                                       (JANUARY 4, 1996)
                                                                            THROUGH
                                                              1997     DECEMBER 31, 1996
                                                            --------   -----------------
Sales and other operating revenue.........................  $545,623       $525,120
Purchases and transportation..............................    61,557        153,848
Selling, general, and administrative......................    12,952          6,553
Research and development..................................     1,137          1,083
Interest income on Revolver...............................        35            732
Interest expense on Revolver..............................       252              9

  Purchases, Sales and Receivables

     Under various agreements between Shell and the Company, Shell arranges on behalf of the Company feedstock purchases in the Company's name from third parties and refined product sales in the Company's name to third parties. For feedstock purchases, Shell remits payments to the suppliers and charges the

                        SHELL ANACORTES REFINING COMPANY

Company for the cost via intercompany accounts. Pursuant to an agreement with Shell for sales to third parties, the Company records an intercompany receivable from Shell and Shell collects the payments from the customers on behalf of the Company and credits the Company through the intercompany account. As a result of this agreement, the Company has sales and purchases with third parties yet cash on these transactions is settled via the Company's owing by/to related parties account with Shell. Since the legal right of offset exists with Shell, trade receivables and trade payables are reflected as a net amount within the owing by/to related parties balance. The Company also has entered into transactions with related parties for the purchase of feedstocks and the sale of refined products. The related trade payables and trade receivables are also included in the owing by/to related parties balance.

     At December 31, 1997 and 1996, trade receivables and trade payables, including the reconciliation to owing by related were as follows (in thousands):

                                                                 AS OF          AS OF
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1996
                                                              ------------   ------------
Trade receivables...........................................    $86,502        $111,367
Trade payables..............................................     67,914          83,708
                                                                -------        --------
Net owing by related parties balance for trade receivables
  and payables..............................................     18,588          27,659
Receivable for overpayment of taxes (see below).............         --          17,872
Other owing by related parties, net.........................     (1,076)            460
                                                                -------        --------
Owing by related parties....................................    $17,512        $ 45,991
                                                                =======        ========

  Advances with Shell

     The Company is party to a Revolving Credit and Cash Management Agreement (the "Revolver") with Shell. Under the Agreement, the Company will advance its excess cash (including net cash resulting from the proceeds of the refining business) to Shell, and Shell will pay the Company interest on such advances at a rate equal to the prime rate established from time to time by The Chase Manhattan Bank (N.A.), less one percent. In addition, under the Agreement, Shell has irrevocably committed to make a line of credit available to the Company in an aggregate principal amount not exceeding $40 million. The Company may draw on this line of credit on demand. Funds advanced by Shell to the Company under this line of credit will bear interest at the prime rate established from time to time by The Chase Manhattan Bank (N.A.).

     The funds maintained in the Revolver are liquid and available for use at the Company's discretion. Funds advanced to Shell under the Revolver as of December 31, 1997 amounted to $6.5 million and the interest rate on the amount outstanding at December 31, 1997 was 7.5%. As of December 31, 1996, funds advanced to the Company by Shell amounted to $5.7 million and the interest rate on the amount outstanding at December 31, 1996 was 8.25%. Under the Revolver there were amounts advanced to Shell and amounts due to Shell at various times throughout the period from the date of commencement of the Revolver (April 1, 1996) to December 31, 1997. Interest income earned on the funds advanced to Shell for the year ended December 31, 1997 and the period from inception (January 4, 1996) to December 31, 1996 amounted to $35 thousand and $732 thousand, respectively. Interest expense incurred on the funds advanced from Shell for the year ended December 31, 1997 and the period from inception (January 4, 1996) to December 31, 1996 amounted to $252 thousand and $9 thousand, respectively.

  Cost Sharing and other charges

     Under the Cost Sharing Agreement between Shell and the Company, research, development, and technology service costs related to the refining of crude oil and other raw materials are allocated to the

                        SHELL ANACORTES REFINING COMPANY

Company based upon a percentage equal to the Company's equivalent distillation capacity as compared to the combined capacity for all refineries participating under the agreement. The Company is required under the agreement to pay Shell its share of estimated research, development, and technology service costs on a monthly basis. The Company is also charged for certain overhead administrative expenses at rates which have been agreed upon by the Company and Shell.

  Receivable for overpayment of taxes

     The Company files a separate tax return; however, for the period from inception (January 4, 1996) through December 31, 1996, the Company paid their estimated tax liability to SRHC which then remitted the taxes for itself and certain of its subsidiaries, including the Company, to the Internal Revenue Service. The amount submitted by the Company exceeded their tax liability by approximately $17 million due to estimates of the tax liability differing from actual results. The amount due for the overpayment is recorded in the owing by related parties balance.

NOTE 4 -- INVENTORIES OF CRUDE OILS AND REFINED PRODUCTS

     Inventories are carried on a LIFO basis which was lower than current cost by $1.6 million at December 31, 1997 and $12.3 million at December 31, 1996.

     A portion of Shell's inventory was held on consignment by the Company. The title to and ownership of such inventory is intended to remain with Shell until purchased by the refining company in accordance with the Feedstock Consignment Agreement. For the year ended December 31, 1997 and the period from inception (January 4, 1996) through December 31, 1996, $13,395 thousand and $14,690 thousand, respectively, of crude and refined products were purchased from consignment. As of December 31, 1997, all the consigned crude inventory had been purchased by the Company with some product inventory remaining on consignment.

     During the period from May 1, 1996, the date of contribution of the Anacortes Refinery Assets, to December 31, 1996 inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years, as the inventory was contributed at book value, as compared with the 1996 purchases for the period from May 1, 1996 to December 31, 1996, the effect of which decreased operating expenses by approximately $2,825 thousand.

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

     Investments in property, plant and equipment as of December 31, 1997 and 1996, respectively, are reported at historical cost as follows (in thousands):

                                     1997                             1996
                        ------------------------------   ------------------------------
                          COST     RESERVE*     NET        COST     RESERVE*     NET
                        --------   --------   --------   --------   --------   --------
Land..................  $  2,808              $  2,808   $  2,808              $  2,808
Manufacturing
  assets..............   342,844   $161,228    181,616    334,693   $148,625    186,068
                        --------   --------   --------   --------   --------   --------
          Total.......  $345,652   $161,228   $184,424   $337,501   $148,625   $188,876
                        ========   ========   ========   ========   ========   ========

* Accumulated depreciation and amortization.

                        SHELL ANACORTES REFINING COMPANY

NOTE 6 -- TAXES

     Operating and income taxes incurred by the Company in 1997 and 1996 were as follows (in thousands):


                                                                         FOR THE PERIOD
                                                                         FROM INCEPTION
                                                                        (JANUARY 4, 1996)
                                                                             THROUGH
                                                                          DECEMBER 31,
                                                               1997           1996
                                                              -------   -----------------
Operating Taxes
---------------
  Hazardous substance.......................................  $ 8,092        $ 3,978
  Business and occupation...................................    5,745          4,980
  Real and personal property................................    2,089          1,192
  Payroll...................................................    1,377            657
  Other.....................................................    1,281            651
                                                              -------        -------
                                                              $18,584        $11,458
                                                              =======        =======
Federal and Other Incomes Taxes
-------------------------------
  Current:
     Federal................................................  $ 6,758        $10,484
     State..................................................      510            340
  Deferred:
     Federal................................................    1,634          2,620
                                                              -------        -------
                                                              $ 8,902        $13,444
                                                              =======        =======


     Total income tax expense for 1997 and 1996 was equivalent to an effective tax rate of 36% and 35%, respectively. Reconciliation to the expected tax at the U.S. statutory rate of 35% is as follows (in thousands):

                                                                        FOR THE PERIOD
                                                                        FROM INCEPTION
                                                                       (JANUARY 4, 1996)
                                                                            THROUGH
                                                                         DECEMBER 31,
                                                               1997          1996
                                                              ------   -----------------
Expected tax at statutory rate..............................  $8,624        $13,358
State tax...................................................     332            221
Other.......................................................     (54)          (135)
                                                              ------        -------
                                                              $8,902        $13,444
                                                              ======        =======

                        SHELL ANACORTES REFINING COMPANY

     Deferred income taxes are provided for the temporary differences between the tax basis of the Company's assets and liabilities and the amounts reported in the financial statements. Significant components of deferred tax liabilities and assets as of December 31, 1997 and December 31, 1996 are as follows (in millions):



                                                              1997   1996
                                                              ----   ----
Deferred tax liabilities:
-------------------------
  Depreciation of properties, plant, and equipment..........  $30    $27
  Other.....................................................    2      1
                                                              ---    ---
          Total deferred tax liabilities....................   32     28
                                                              ---    ---
Deferred tax assets:
--------------------
  Other postretirement liabilities..........................    4      4
  Other.....................................................    2     --
                                                              ---    ---
          Total deferred tax assets.........................    6      4
                                                              ---    ---
          Net deferred tax liabilities......................  $26    $24
                                                              ===    ===


     The Company has assessed the need for establishing a valuation allowance for its deferred tax assets and has determined that such an allowance is unnecessary.

NOTE 7 -- POSTRETIREMENT BENEFITS

     The employees associated with fuels operations of the refinery became employees of the refinery subsidiary on April 1, 1996. In participation with Shell, the Company currently provides health care benefits for retired employees and their dependents. Eligibility for such benefits requires retirement from the Company with entitlement to an immediate pension generally upon the earlier of the attainment of age 50, when such age plus years of service equals 80, or the attainment of age 65. Other postretirement benefits provided to the employees include life insurance benefits. These life insurance benefits are primarily funded by employees; as a result, the cost of such benefits to the Company is not material.

     The health care benefits for retired employees and their dependents are provided by Shell's unfunded defined benefit plans. The benefit is defined as the Company's contributions to such plans. Annually, retirees are advised of the amount of the Company's monthly contribution to the plans for the following year and the monthly amount such retirees must pay for the particular coverage desired. Retiree health care costs allocated from Shell amounted to $503 thousand in 1997 and $364 thousand in 1996. Other long-term liabilities include $11.9 million in connection with retiree health care cost allocations as of both December 31, 1997 and 1996.

     As of May 1, 1996, the pre-existing liabilities of the refinery subsidiaries for post-retirement benefits of $11.9 million were conveyed to the Company in addition to an equal amount of cash to settle the net liabilities, based on actuarial data.

                        SHELL ANACORTES REFINING COMPANY

NOTE 8 -- PENSION PLAN AND PROVIDENT FUND

     The Company participates with Shell in the Shell Pension Plan (Plan), the Benefit Restoration Plan, the Senior Staff Plan, and the Shell Provident Fund. The Plan covers substantially all of the Company's employees. Benefits are based on years of service and the employee's average final compensation. The prepaid cost (accrued liability) conveyed to the Company on May 1, 1996 in addition to an equal amount of cash to settle the net liability, based on actuarial data was as follows (in millions):

                                                               MAY 1,
                                                                1996
                                                               ------
Qualified Pension Plan
----------------------
  Employees.................................................    $  3
  Pensioners and deferred vested............................       4
                                                                ----
                                                                $  7
                                                                ====
Non-qualified Pension Plan
--------------------------
  Employees.................................................    $(.3)
  Pensioners and deferred vested............................     (.2)
                                                                ----
                                                                $(.5)
                                                                ====

     There were no contributions to the Shell Pension Trust since May 1, 1996 due to the full-funding limitation of the applicable law. The Benefits Restoration Plan generally provides for payments of amounts in excess of limits imposed by federal tax law on benefit payments under the Shell Pension Plan. The Senior Staff Plan provides for defined monthly supplemental pension payments to members of the senior staff (consisting of certain officers and other high ranking employees). Both of these plans are unfunded. The Shell Provident Fund covers employees of the Company after stated periods of service, and provides for contributions by the employing company based on a stated percentage of the employees' salaries and wages. Employees may also contribute amounts up to a stated percentage. The Company's portion of the total cost of the Shell Provident Plan and the Shell Pension Plan was $1,306 thousand and $523 thousand, respectively, in 1997, and was $774 thousand and $540 thousand, respectively, in 1996.

NOTE 9 -- CONTINGENCIES AND OTHER MATTERS

     The Company and related Shell subsidiaries are named defendants in certain lawsuits and named parties in certain governmental proceedings arising in the ordinary course of business. While the outcome of such contingencies, lawsuits or other proceedings against the Company cannot be predicted with certainty, management expects that such liability, to the extent not provided for through insurance or otherwise, will not have material adverse effect on the financial statements of the Company.

     In connection with the commencement of operations of the Company, Shell agreed to retain liability for, and indemnify the Company for all other liabilities and costs arising as the result of governmental or private claims, suits or enforcement actions, either threatened or asserted prior to May 1, 1996 or arising out of acts or incidents occurring prior to May 1, 1996, except for environmental claims, suits or actions. As to environmental claims, suits or actions, either private or governmental, and all other environmental costs and expenses, Shell has agreed to indemnify the Company for all liabilities and costs (including those for claims, suits or actions) in any year which exceed the budgeted environmental expenditures for such year.

                        SHELL ANACORTES REFINING COMPANY

NOTE 10 -- SUBSEQUENT EVENTS

     On January 15, 1998, Shell Oil and Texaco Inc. ("Texaco") reached an agreement on the formation and operational start up of Equilon Enterprises LLC ("Equilon"). Equilon is a joint venture which combines major elements of both companies' western and midwestern United States refining and marketing businesses and both companies' nationwide trading, transportation and lubricants businesses.

     The Company will be sold as part of a settlement agreement with the Federal Trade Commission involving the joint venture with Texaco. Beginning in December 1997, the Company must be held separate from all other operations within Shell and Texaco. On May 1, 1998, Shell Oil Company entered into an agreement to sell the stock of the Company to Tesoro Petroleum Corporation ("Tesoro"). Tesoro will acquire the Company for $237 million plus an additional payment for net working capital at the time of closing. The Federal Trade Commission and the states of Oregon and Washington will have final approval of the transaction and Tesoro as the buyer.

     Also as part of Federal Trade Commission agreement, effective January 1, 1998, the Company acquired all the third parties contracts in the state of Oregon previously held by Shell and purchased the associated inventory in the state of Oregon.